                                                                      Exhibit 99

                                Media Inquiries: Jeff Beckman
                                                 Levi Strauss & Co.
                                                 (415) 501-1698

                                      Investors: Chad Jacobs
                                                 Integrated Corporate Relations
                                                 (203) 222-9013

                           LEVI STRAUSS & CO. REPORTS
            IMPROVED SECOND-QUARTER AND FIRST-HALF FINANCIAL RESULTS

                    CEO Cites Progress in Business Turnaround

    Second-Quarter Operating Income Jumps 45 Percent as Sales Trend Improves


         SAN FRANCISCO (June 20, 2000) -- Levi Strauss & Co. today announced financial results for the second quarter and first six months ended May 28, 2000, which reflect solid progress in the company's business turnaround. The company reported improvements across several performance measures, including sales trends, gross margins, operating income and debt reduction.

         Net sales for the quarter declined 6 percent to $1.149 billion from $1.228 billion in the year-ago period - a significant improvement from the 15 percent decline in net sales reported for the first quarter of this year. Had the U.S. dollar remained at 1999 levels, net sales would have declined 5 percent. Product innovation and marketing initiatives, as well as supply chain execution, contributed to the improved sales trend.

         "I'm very pleased with where we are in our business turnaround," said Philip Marineau, president and chief executive officer of San Francisco-based Levi Strauss & Co. "We are doing what we said we would do to stabilize the business. Our performance measures are improving - the rate of our sales decline has slowed, gross margins are up, our net income is rising and we are decreasing our debt. In addition, we have maintained strict and effective cost controls."

         Second-quarter gross margin rose to 42.4 percent versus 40.0 percent in the second quarter of last year, reflecting the company's improved product mix and sourcing arrangements. Gross profit for the quarter totaled $487.6 compared with $490.6 million in the year-ago period.

                                   -- more --

LS&CO. Q.2
June 20, 2000


         During the quarter, operating income improved to $120.2 million compared with $71.1 million in last year's second quarter. Operating income for the 1999 period includes a restructuring charge of $11.8 million. Excluding the effects of the restructuring charge, operating income would have increased 45 percent over the same period last year. EBITDA, which the company defines as operating income excluding depreciation, amortization, special compensation and restructuring charges, increased to $143.8 million or 12.5 percent of sales. In the second quarter of 1999, EBITDA totaled $121.8 million or 10 percent of sales. Net income for the second quarter rose 48 percent to $45.0 million from $30.4 million in the same period last year.

         Net sales for the six-month period ended May 28, 2000 declined 11 percent to $2.231 billion from $2.506 billion in the same period last year. Had the U.S. dollar remained at 1999 levels, net sales would have declined 9 percent. Gross margin for the first six months rose to 42.0 percent compared with 38.1 percent in 1999, while gross profit for the period was $937.6 million compared to $954.3 million in the first half of last year.

         Operating income for the six-month period rose to $248.0 million compared with an operating loss of $278.4 million in the first half of 1999. Operating income for the 1999 period included restructuring charges of $405.9 million. Excluding the effects of restructuring charges, operating income would have increased 95 percent over the prior-year period, due primarily to gross margin improvements and effective management of marketing, general and administrative expenses. As a result, EBITDA increased to $292.3 million or 13.1 percent of sales compared with an EBITDA of $200.4 million or 8.0 percent of sales in the first half of 1999. For the six-month period ended May 28, net income increased sharply to $110.1 million compared with a net loss of $206.8 million in the year-earlier period, which included the effects of the restructuring initiatives.

         As of May 28, 2000, total debt was $2.303 billion, a significant reduction from $2.665 billion at the end of fiscal year 1999.

                                   -- more --

LS&CO. Q.2
June 20, 2000


         "My experience with business turnarounds has shown me that they happen on a wide arc," said Marineau. "Our progress to date reinforces my belief that we are in position to stabilize the business by the end of the year, setting the stage to restore growth. Our improvements in products, marketing, retail collaboration and operations are having a positive impact on consumers and retailers. We still have a great deal of work to accomplish, but I believe the turnaround is under way."

         Levi Strauss & Co. is one of the world's leading branded apparel companies with operations in more than 40 countries. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.

         The company's second-quarter investor conference call, featuring Phil Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at www.levistrauss.com on June 20 at 10 a.m. Eastern Daylight Time. A replay is available on the Web site the same day beginning at approximately 2 p.m. Eastern Daylight Time and will remain until August 20. A telephone replay also is available at (402) 530-7824 from approximately noon Eastern Daylight Time until June 27.


This news release includes forward-looking statements about sales performance and trends, fashion trends, new product development in our three brands, product mix, inventory position and management, expense levels including overhead and advertising expense, debt repayment and liquidity, customer orders, retail relationships and developments including sell-through, presentation of product at retail and marketing collaborations, and marketing and advertising initiatives. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this announcement, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the impact of competitive products; changing fashion trends; dependence on key distribution channels, customers and suppliers; our supply chain executional performance; ongoing competitive pressures in the apparel industry; changing international retail environments; changes in the level of consumer spending or preferences in apparel; trade restrictions; political or financial instability in countries where our products are manufactured; and other risks detailed in our registration statement on Form S-4 filed with the Securities and Exchange Commission on May 4, 2000 and our other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations.



                               LEVI STRAUSS & CO.

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                             (Dollars in Thousands)
                                   (Unaudited)

                                                                        Three Months Ended          Six Months Ended
                                                                        ------------------          ----------------
                                                                       May 28,       May 30,       May 28,       May 30,
                                                                       -------       -------       -------       -------
                                                                       2000          1999          2000          1999
                                                                       ----          ----          ----          ----
Net sales........................................................   $1,149,044    $1,227,910    $2,231,481    $2,506,232
Cost of goods sold...............................................      661,469       737,303     1,293,911     1,551,976
                                                                       -------       -------     ---------     ---------
   Gross profit..................................................      487,575       490,607       937,570       954,256
Marketing, general and administrative expenses...................      367,417       407,677       689,528       826,762
Excess capacity/restructuring charge.............................           --        11,780            --       405,885
                                                                        ------        ------       -------       -------
   Operating income (loss).......................................      120,158        71,150       248,042      (278,391)
Interest expense.................................................       60,989        43,819       117,771        86,976
Other income, net................................................      (10,100)      (20,931)      (39,241)      (37,058)
                                                                       -------       -------       -------       -------
   Income (loss) before taxes....................................       69,269        48,262       169,512      (328,309)
Income tax expense (benefit).....................................       24,245        17,857        59,329      (121,474)
                                                                        ------        ------        ------      --------
   Net income (loss).............................................   $   45,024    $   30,405    $  110,183    $ (206,835)
                                                                    ==========    ==========    ==========    ==========



                               NET SALES BY REGION
                                  (in millions)
                                   (Unaudited)

                                        Three Months Ended                     Six Months Ended
                                        ------------------                     ----------------
Net Sales                        May 28,       May 30,     Percent       May 28,       May 30,     Percent
                                 -------       -------     -------       -------       -------     -------
                                 2000          1999        Change        2000          1999         Change
                                 ----          ----        ------        ----          ----         ------


Americas                           $762.1       $801.8       (4.9%)      $1,452.6     $1,621.6      (10.4%)
Europe                             $278.7       $337.3      (17.4%)        $581.7       $714.3      (18.6%)
Asia                               $108.3        $88.8       21.9%         $197.2       $170.4       15.7%

Total Company                    $1,149.0     $1,227.9       (6.4%)      $2,231.5     $2,506.2      (11.0%)



                                        Three Months Ended                     Six Months Ended
                                        ------------------                     ----------------
Net Sales at Prior- Year         May 28,       May 30,     Percent        May 28,      May 30,     Percent
                                 -------       -------     -------        -------      -------     -------
Currency Exchange Rates          2000          1999        Change         2000         1999         Change
                                 ----          ----        ------         ----         ----         ------
                               (Restated)                              (Restated)
                               ----------                              ----------


Americas                           $761.5       $801.8       (5.0%)      $1,450.1      $1621.6      (10.6%)
Europe                             $299.1       $337.3      (11.3%)        $640.9       $714.3      (10.3%)
Asia                               $102.6        $88.9       15.5%         $187.0       $170.4        9.8%

Total Company                    $1,163.2     $1,227.9       (5.3%)      $2,277.9     $2,506.2       (9.1%)






                               LEVI STRAUSS & CO.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                                                           May 28,  November 28,
                                                                                           -------  ------------
                                                                                            2000        1999
                                                                                            ----        ----

                                                                                       (Unaudited)
                                       ASSETS

Cash and cash equivalents............................................................   $  128,363    $  192,816
Trade receivables, net...............................................................      625,912       759,273
Total inventories ...................................................................      588,131       671,487
Property, plant and equipment, net. .................................................      579,324       685,026
Other assets.........................................................................    1,234,976     1,356,915
                                                                                         ---------     ---------
                  Total Assets.......................................................   $3,156,706    $3,665,517
                                                                                        ==========    ==========

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

Current maturities of long-term debt and short-term borrowings.......................   $  232,165    $  233,992
Accounts payable.....................................................................      201,891       262,389
Restructuring reserves...............................................................      107,546       258,784
Long-term debt, less current maturities..............................................    2,070,556     2,430,617
Long-term employee related benefits..................................................      330,334       325,518
Post-retirement medical benefits.....................................................      549,380       541,815
Other liabilities ...................................................................      858,864       900,964
                                                                                           -------       -------
                  Total liabilities..................................................    4,350,736     4,954,079
                                                                                         ---------     ---------

                  Total stockholders' deficit........................................   (1,194,030)   (1,288,562)
                                                                                        ----------    ----------

                  Total Liabilities and Stockholders' Deficit........................   $3,156,706    $3,665,517
                                                                                        ==========    ==========